Exhibit 99.2

                 , 2008

Dear Friend:

We are pleased to announce that First Savings Bank, F.S.B. is converting from the mutual to the stock form of ownership. First Savings Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as First Savings Financial Group, Inc. In connection with the conversion, First Savings Financial Group is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion. First Savings Financial Group also intends to establish a charitable foundation in connection with the stock offering to which it will contribute 110,000 shares of its common stock and $100,000 in cash.

Because we believe you may be interested in learning more about an investment in the common stock of First Savings Financial Group, we are sending you the following materials which describe the conversion and stock offering.

PROSPECTUS: This document provides detailed information about First Savings Bank’s operations and the proposed conversion and offering of First Savings Financial Group common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is             , Eastern time, on                  , 2008.

As a friend of First Savings Bank, you will have the opportunity to buy common stock directly from First Savings Financial Group in the offering without paying a commission or fee, subject to our members’ priority subscription rights. If you have questions regarding the conversion and the stock offering, please call us at (XXX) XXX-XXXX, Monday, 11:00 a.m. to 4:30 p.m., Tuesday through Thursday, 8:30 a.m. to 4:30 p.m. and Friday, 8:30 a.m. to 2:00 p.m., or stop by our Stock Information Center located at 501 East Lewis & Clark Parkway, Clarksville, Indiana.

We are pleased to offer you this opportunity to become a shareholder of First Savings Financial Group.

Sincerely,

Larry W. Myers

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

                 , 2008

Dear Member:

We are pleased to announce that First Savings Bank, F.S.B. is converting from the mutual to the stock form of ownership. First Savings Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as First Savings Financial Group, Inc. In connection with the conversion, First Savings Financial Group is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion. First Savings Financial Group also intends to establish a charitable foundation in connection with the stock offering to which it will contribute 110,000 shares of its common stock and $100,000 in cash.

To accomplish the conversion and establishment and funding of the charitable foundation, we need your participation in an important vote. Enclosed is a proxy statement and a prospectus describing the Plan of Conversion and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section on top of the order form bearing your name and address. This proxy card should be signed, dated and returned to us prior to the Special Meeting of Members to be held on                  , 2008. Please take a moment now to sign and date the enclosed proxy card and return it to us in the postage-paid envelope provided. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION AND AGAINST ESTABLISHMENT AND FUNDING OF THE CHARITABLE FOUNDATION.

The Board of Directors believes the conversion will offer a number of advantages, such as an opportunity for depositors of First Savings Bank to become shareholders of First Savings Financial Group. Please remember:

•	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

•	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

•	Members have a right, but not an obligation, to buy First Savings Financial Group common stock and may do so without the payment of a commission or fee before it is offered to the general public.

•	Like all stock, shares of First Savings Financial Group’s common stock issued in this offering will not be insured by the FDIC.

The enclosed prospectus contains a complete discussion of the conversion and stock offering. We urge you to read this material carefully. If you are interested in purchasing the common stock of First Savings Financial Group, you must submit your Stock Order and Certification Form and payment prior to             , Eastern time, on                  , 2008.

If you have additional questions regarding the offering, please call us at (XXX) XXX-XXXX, Monday, 11:00 a.m. to 4:30 p.m., Tuesday through Thursday, 8:30 a.m. to 4:30 p.m. and Friday, 8:30 a.m. to 2:00 p.m., or stop by our Stock Information Center located at 501 East Lewis & Clark Parkway, Clarksville, Indiana.

Sincerely,

Larry W. Myers

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

                 , 2008

Dear Prospective Investor:

We are pleased to announce that First Savings Bank, F.S.B. is converting from the mutual to the stock form of ownership. First Savings Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as First Savings Financial Group, Inc. In connection with the conversion, First Savings Financial Group is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion. First Savings Financial Group also intends to establish a charitable foundation in connection with the stock offering to which it will contribute 110,000 shares of its common stock and $100,000 in cash.

We have enclosed the following materials that will help you learn more about an investment in the common stock of First Savings Financial Group. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about the operations at First Savings Bank and a complete discussion on the proposed conversion and stock offering.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is             , Eastern time, on                  , 2008.

We invite you and other local community members to become shareholders of First Savings Financial Group. Through this offering, you have the opportunity to buy stock directly from First Savings Financial Group without paying a commission or a fee.

If you have additional questions regarding the conversion, please call us at (XXX) XXX-XXXX, Monday, 11:00 a.m. to 4:30 p.m., Tuesday through Thursday, 8:30 a.m. to 4:30 p.m. and Friday, 8:30 a.m. to 2:00 p.m., or stop by our Stock Information Center located at 501 East Lewis & Clark Parkway, Clarksville, Indiana.

Sincerely,

Larry W. Myers

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

                 , 2008

To Members and Friends

of First Savings Bank

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting First Savings Bank, F.S.B. in converting from the mutual to the stock form of ownership. Upon completion of the conversion, First Savings Bank will be a wholly-owned subsidiary of the newly formed stock holding company, First Savings Financial Group, Inc. In connection with the conversion, First Savings Financial Group is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

At the request of First Savings Financial Group, we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of First Savings Financial Group common stock being offered to customers of First Savings Bank and various other persons until             , Eastern time, on                  , 2008. Please read the enclosed prospectus carefully for a complete description of the stock offering. First Savings Financial Group has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have additional questions regarding the conversion, please call us at (XXX) XXX-XXXX, Monday, 11:00 a.m. to 4:30 p.m., Tuesday through Thursday, 8:30 a.m. to 4:30 p.m. and Friday, 8:30 a.m. to 2:00 p.m., or stop by our Stock Information Center located at 501 East Lewis & Clark Parkway, Clarksville, Indiana.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

FACTS ABOUT CONVERSION

The Board of Directors of First Savings Bank, F.S.B. unanimously adopted a Plan of Conversion (the “Plan”) to convert from the mutual to the stock form of ownership.

This brochure answers some of the most frequently asked questions about the conversion and about your opportunity to invest in the common stock of First Savings Financial Group, Inc. (“First Savings Financial Group”), the newly-formed corporation that will become the holding company for First Savings Bank following the conversion.

Investment in the common stock of First Savings Financial Group involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

WHY IS FIRST SAVINGS BANK CONVERTING TO THE STOCK FORM OF ORGANIZATION?

A conversion to the stock form of organization will enable First Savings Bank to access additional capital through the sale of common stock by First Savings Financial Group. This additional capital will support future lending and operational growth, enhance profitability and earnings through reinvesting and leveraging the proceeds, support future expansion of operations through the establishment or acquisition of banking offices or other financial service providers and implement equity compensation plans to retain and attract qualified directors and employees. In connection with the conversion and stock offering, First Savings Financial Group also intends to establish a charitable foundation to which it will contribute 110,000 shares of its common stock and $100,000 in cash.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of First Savings Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

ARE FIRST SAVINGS BANK’S DEPOSITORS REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of First Savings Bank. The conversion will allow depositors of First Savings Bank an opportunity to buy common stock and become shareholders of First Savings Financial Group.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING?

Certain past and present depositors of First Savings Bank are eligible to purchase common stock in the subscription offering.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

First Savings Financial Group is offering up to 3,553,500 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share, through the prospectus.

WHAT IS A CHARITABLE FOUNDATION AND WHY IS FIRST SAVINGS BANK PROPOSING TO ESTABLISH ONE IN ITS CONVERSION?

The Plan provides for the establishment and funding of a charitable foundation in connection with the conversion. The foundation, to be known as the “First Savings Charitable Foundation”, is intended to be a tax-exempt private foundation. We intend to make an initial contribution of 110,000 shares of First Savings Financial Group common stock and $100,000 in cash to the Foundation. We anticipate the establishment of the foundation will enable us to increase our annual charitable giving to the communities we serve. This foundation will provide financial support that is consistent with First Savings Bank’s values, is a reflection of First Savings Bank’s heritage as a community-based enterprise, and is a tangible expression of First Savings Bank’s commitment to its community.

HOW MANY SHARES MAY I BUY?

The minimum order is 25 shares. The maximum individual purchase is 20,000 shares. No person, together with associates of, and persons acting in concert with such person, may purchase more than 35,000 shares of common stock, as further discussed in the prospectus.

WILL THE COMMON STOCK BE INSURED?

No. Like any other common stock, First Savings Financial Group’s common stock will not be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained on the back of the stock order form. Your order must be received by             , Eastern time, on                  , 2008.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order made payable to First Savings Financial Group. Interest will be paid by First Savings Financial Group on these funds at First Savings Bank’s passbook savings rate from the day the funds are received until the completion or termination of the conversion. Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at First Savings Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. There is no penalty for early withdrawal from a certificate of deposit.

CAN I PURCHASE STOCK USING FUNDS IN MY FIRST SAVINGS BANK IRA ACCOUNT?

Yes, to do so, however, you must first establish a self-directed IRA account at an unaffiliated brokerage firm or trust department and transfer a portion or all of the funds in your IRA account at First Savings Bank. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

Following the offering, First Savings Financial Group’s board of directors will consider a policy of paying regular cash dividends. However whether or not dividends will be paid, and the timing and amount of such dividends is currently undetermined.

HOW WILL THE COMMON STOCK BE TRADED?

First Savings Financial Group’s stock is expected to trade on the Nasdaq Capital Market under the ticker symbol “FSFG.” However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF FIRST SAVINGS BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of First Savings Bank plan to purchase, in the aggregate, $1,920,000 worth of stock or approximately 5.4% of the common stock offered at the maximum of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of common stock in the conversion.

SHOULD I VOTE TO APPROVE THE PLAN OF CONVERSION AND ESTABLISHMENT OF THE CHARITABLE FOUNDATION?

Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion and “FOR” the establishment and funding of the charitable foundation. Your “YES” vote is very important!

PLEASE VOTE, SIGN, DATE AND RETURN ALL PROXY CARDS!

WHY DID I GET SEVERAL PROXY CARDS?

If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts. Please vote all of the proxy cards you receive.

HOW MANY VOTES DO I HAVE?

Every depositor is entitled to cast one vote for each $100, or fraction thereof, on deposit as of the voting record date, up to 1,000 votes.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?

Yes, but we would still like you to sign, date and mail your proxy today. If you decide to revoke your proxy, you may do so at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

For additional information you may visit or call our stock information center Monday, 11:00 a.m. to 4:30 p.m., Tuesday through Thursday, 8:30 a.m. to 4:30 p.m. and Friday, 8:30 a.m. to 2:00 p.m., located in First Savings Bank’s office at 501 East Lewis & Clark Parkway, Clarksville, Indiana.

(XXX) XXX-XXXX

501 East Lewis & Clark Parkway

Clarksville, Indiana 47129

QUESTIONS

AND

ANSWERS

{Holding Company Logo}

Holding Company for

First Savings Bank, F.S.B.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•

Know the Rules By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•

“Neither a Borrower nor a Lender Be” If someone offers to lend you money so that you can participate or participate more fully in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•

Watch Out for Opportunists The opportunist may tell you that he or she is a lawyer or a consultant or a professional investor or some similarly impressive tale who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•

Get the Facts from the Source If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Read This First

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (312) 917-5000. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

PROXY GRAM

PLEASE VOTE TODAY...

We recently sent you a proxy statement and related materials regarding a proposal to convert First Savings Bank from a mutual to a stock form of ownership and a proposal to establish and fund a charitable foundation in connection with the conversion.

Your vote on the Plan of Conversion and establishment and funding of the charitable foundation has not yet been received.

Voting for the Conversion and for the establishment and funding of the charitable foundation does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage.

Not Returning Your Proxy Cards has the Same Effect as Voting

“Against” the Conversion and “Against” the establishment and funding of the charitable foundation…and

Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion and “FOR” the establishment and funding of the charitable foundation.

Your Vote Is Important To Us!

Please sign and date the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign, date and return all cards you received.

Thank you,

Larry W. Myers

President and Chief Executive Officer

First Savings Bank, F.S.B.

Clarksville, Indiana

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.

For further information call (XXX) XXX-XXXX.

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY GRAM II

PLEASE VOTE TODAY.

We recently sent you a proxy statement and related materials regarding a proposal to convert First Savings Bank from a mutual to a stock form of ownership and a proposal to establish and fund a charitable foundation in connection with the conversion.

Your vote on the Plan of Conversion and establishment and funding of the charitable foundation has not yet been received.

Voting for the Conversion and for the establishment and funding of a charitable foundation does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage.

Not Returning Your Proxy Cards has the Same Effect as Voting “Against”

the Conversion and “Against” the establishment and funding of the charitable foundation…and

Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion and “For” the establishment and funding of the charitable foundation.

Our Reasons for the Corporate Change

As a Stock Institution we will be able to:

•	Increase the capital of First Savings Bank to support future lending and operational growth.

•	Enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities.

•	Support future branching activities and/or the acquisition of other financial institutions or financial services companies.

•	Implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance current incentive-based compensation programs.

•	Increase our philanthropic endeavors to the community we serve through the formation and funding of First Savings Charitable Foundation.

Your Vote Is Important To Us!

Please sign and date the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign, date and return all cards you received.

Thank you,

Larry W. Myers

President and Chief Executive Officer

First Savings Bank, F.S.B

Clarksville, Indiana

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.

For further information call (XXX) XXX-XXXX.

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

{logo} First Savings Bank

            , 2008

Dear Valued First Savings Bank Member:

We recently forwarded you a proxy statement and related materials regarding a proposal to convert First Savings Bank from the mutual to the stock form of ownership and a proposal to establish and fund a charitable foundation in connection with the conversion. This conversion will allow us to operate in essentially the same manner as we currently operate, but provides us with the flexibility to add capital, continue to grow and expand our operations by adding new products and services and increasing our lending capability, and the opportunity to increase our philanthropic endeavors to the community we serve through the establishment and funding of a charitable foundation.

As of today, your vote on our Plan of Conversion and establishment and funding of the charitable foundation has not yet been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion and “FOR” establishment and funding of the charitable foundation. If you mailed your proxy, please accept our thanks and disregard this request.

We would sincerely appreciate you signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope or dropping it off at your First Savings Bank office. Our meeting on             , 2008 is fast approaching and we’d like to receive your vote as soon as possible.

Voting “FOR” the conversion and “FOR” establishment and funding of the charitable foundation does not affect the terms or insurance on your accounts. For further information, call our Stock Information Center at (XXX) XXX-XXXX.

Best regards and thank you,

Larry W. Myers

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

First Savings Bank, F.S.B. Website Message:

Plan of Conversion

and

Stock Offering

Information

First Savings Bank, F.S.B. is pleased to announce that materials were mailed on             , 2008 regarding its Plan of Conversion, including the stock offering by First Savings Financial Group, Inc. and establishment and funding of a charitable foundation in connection with the conversion. If you were a depositor as of March 31, 2007 or June 30, 2008, you should be receiving a packet of materials soon. We encourage you to read the information carefully.

If you were a Depositor of First Savings Bank as of the Voting Record Date,             , 2008, a proxy card(s) is included. We encourage you to sign, date and return ALL proxy cards as promptly as possible… and THANK YOU!

Information, including a prospectus, regarding First Savings Financial Group’s stock offering was also enclosed. The subscription offering has commenced and continues until             , Eastern time, on             , 2008, at which time your order must be received if you want to subscribe for stock.

Depending upon the outcome of the Subscription Offering expiring on             , 2008 our best estimate at this time for trading of the First Savings Financial Group stock on the NASDAQ Capital Market is late             . As described in the prospectus, it could be later. The stock will trade under the ticker symbol “FSFG”. We will keep you as informed as possible on this site.

Our telephone number at the Stock Information Center is (XXX) XXX-XXXX.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of Offering First Savings Bank, F.S.B. Website Message

Stock Issuance Information

The First Savings Financial Group, Inc. stock offering closed on                  , 2008. The results of the offering are as follows:                                                                  .

Interest and refund checks [if applicable] will be mailed to subscribers on             , 2008 by regular mail to the name and address provided on the Stock Order Form submitted. No special mailing instructions will be accepted.

Allocations will be made available beginning at              on             , 2008. [If applicable] You can view your allocation online by visiting https://allocations.kbw.com and typing in your order number and the last four digits of your social security number.

Notice to Subscribers not receiving all shares: Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for First Savings Financial Group will be              and the phone number for its Investor Relations Department is (XXX) XXX-XXXX.

We anticipate trading to begin on             , 2008 on the Nasdaq Capital Market under the symbol “FSFG.”

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.